EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Global ePoint, Inc. (the “Company”) on Form S-3, and in the Registration Statements of the Company on Forms S-3 filed on September 2, 2004 (SEC File No. 333-118770) and January 19, 2005 (SEC File No. 333-122125), of our report dated April 14, 2005, appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California

August 19, 2005